
Cardinal Ethanol News
Fueling energy independence.

December 2014

Fiscal Year 2014 Financial Results

Below are the condensed income statements and balance sheets from our annual report filed on Form 10-K for the year ended September 30, 2014. These statements show markets provided a bountiful year for Cardinal! Some of the highlights from the year include:

- For fiscal 2014 we issued distributions totaling $4,547per unit for a total distribution of $66,413,482. We also declared and paid another distribution of $1,700 per unit in November 2014.
- We are currently operating at approximately 18% above our nameplate capacity.
- Revenues from ethanol sales for year ended September 30, 2014 were down due to a decrease in the average price we received for our ethanol, however, the amount of gallons sold were up because of the increase in our production rates when compared to the fiscal year ended September 30, 2013.
- Distillers grain prices were down approximately 22%, due to lower corn prices during the year ended September 30, 2014.
- Corn oil revenues increased due to higher corn oil amounts being sold, even though corn oil prices dropped approximately 14% compared last fiscal year.
- Corn prices dropped approximately 34% for the year ended September 30, 2014 compared to September 30, 2013!
- Natural gas usage was down, although prices were higher than last year because of the particularly cold winter of 2014.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "Financials & SEC Filing Information". Please call our office if you need any assistance in obtaining or understanding the reports.

Fiscal Year 2014 Financial Results

Statements of Operations (Twelve Months Ended)		
	9/30/2014	*9/30/2013*
Revenues	$ 337,355,515	$ 357,611,814
Cost of Goods Sold	244,414,762	324,122,396
Gross Profit	92,940,753	33,489,418
Operating Expenses	4,945,382	4,697,637
Operating Income	87,995,371	28,791,781
Other Income (Expense)	(733,697)	(2,436,357)
Net Income	$ 87,261,674	$ 26,355,424
Net Income Per Unit	$ 5,974	$ 1,804
Balance Sheets		
	9/30/2014	*9/30/2013*
Assets	$ 166,386,065	$ 168,780,076
Current Liabilities	$ 13,380,637	$ 13,149,364
Long Term Debt	$ -	$ 24,154,710
Member's Equity	$ 153,005,428	$ 131,476,002
Total Liabilities & Member's Equity	$ 166,386,065	$ 168,780,076
Book Value Per Share	$ 10,476	$ 9,002

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the November 18th meeting, the board approved a distribution in the amount of $1,700 per unit for holders of record at the close of business on that date. This distribution was paid November 20th. Please remember to keep us updated with your current contact information so that we are able to get your money to you.

Estimated Taxable Income Per Unit for Calendar Year 2014

As we've mentioned throughout the year in the Member Distribution letters, Cardinal Ethanol is a limited liability company that, for income tax purposes, passes its taxable income to its

members. This means that each unit holder must report their prorated share of Cardinal's taxable income on their own tax return.

As an aid to you for your 2014 tax planning, we are providing an ESTIMATE of company taxable income for the calendar year ending December 31, 2014. This ESTIMATE is not a guarantee of future results; it is only our best prediction and involves numerous assumptions, risks and uncertainties. Our actual results may differ.
Our tax year is a calendar year, unlike our fiscal (financial) year. Thus we have only eleven months of actual financial results to make our estimate. Based on our preliminary financial results though, we anticipate you may have approximately $6,800 per membership unit of taxable income reported to you on your 2014 K-1 form for those of you that have held your units for the entire year. To determine the amount of the taxable income from Cardinal Ethanol, you will multiply the number of membership units you own times the above estimate.

For example, 4 units x $6,800 per membership unit = $27,200 taxable income from Cardinal Ethanol

If you owned your membership units or a portion of them for less than the entire calendar year, your share of company taxable income for those units will be pro-rated to you based on the number of days that you owned the units in 2014.

The tax law affecting limited liability companies can be complex. Also, each of you will have a different tax situation and the amount you may owe will depend on that situation. Thus, it is extremely important, and we recommend, that you engage a highly qualified tax professional with experience in the complexities of pass through entities to assist you with your taxes.

This ESTIMATE of taxable income allocation does NOT represent the amount of the cash distribution you can expect.

Update from the CEO

Here at Cardinal Ethanol we are constantly searching for ways to improve the facility and increase production efficiency. In the past, projects like increasing hammer mill motor size, automated controls, upgrades to equipment as well as others have allowed us to maintain a top level ethanol production facility. In fiscal year 2015, we have projects slated that we believe will continue to move us forward in reaching our best potential. We will be focusing on two areas of the facility in particular. We plan to enhance grain operations with the construction of additional grain storage. In the process area, we will increase sieve capacity and steam generation capacity to become more efficient at higher production rates. We also have plans in place to increase the security of the plant by installing an additional sprinkler system aimed at protecting key production areas from extended downtime. All of these projects are being planned and completed to provide you, the member, comfort in knowing that your investment will continue to be our top priority.

In order for the staff at Cardinal to stay current with important information surrounding the Industry, we are members of various organizations that represent our industry extremely well. One such organization is ACE (the American Coalition for Ethanol). Because of concerns and frustration with some auto clubs unwillingness to support ethanol as a reliable, clean and safe fuel, ACE has been working with Travelers and AMCM (Associate Motor Club Marketing) to coordinate support of E15. Through these discussions, ACE established a partnership specifically with AMCM to allow ACE members to join its motor club and receive a $10 discount on memberships when they join at http://amcm-online.com/biofuels-supporter-pricing/. As a member of Cardinal Ethanol, you have the opportunity to take advantage of this offer. There is an alternative when it comes to motor clubs and AMCM is one that is willing to support E15 and our Industry.

Recently, the U.S. Energy Information Administration reported that ethanol production averaged 982,000 barrels per day in late November, an all-time record. With corn currently trading around the cost of its production, increased ethanol production is helping corn farmers and the rural economy by providing a secondary market for corn. Without ethanol, corn prices throughout the agricultural community would likely be priced below the cost of production. With global food prices at four-year lows and the potential for another record corn crop on the horizon, America's corn farmers have once again proven that they can produce a bounty of low cost food, feed and fuel.

Cardinal's Biggest Assets



This quarter's employee spotlight is on our Accounting Team – Bill, Heather, Chelsea and Jacqueline. The Accounting Team is who you generally speak with regarding questions about your account, checks, tax information, transfers of units, etc. They are an essential part of making sure everything and everyone is being taken care of behind the scenes administratively, including you, our members.

Bill, our CFO, has been with the company for about 5 years and has extensive managerial accounting knowledge from his background in both public accounting and private industry. He has his Bachelor's degree in Business Administration from Mt. Vernon Nazarene University, and is a CPA and CGMA. Heather, our Controller, has been a part of the Cardinal project from the equity drive days (8 years). She has her Bachelor's degree from Purdue in Agribusiness Management and Master's in Accounting and Financial Management from Keller Graduate School of Management, and is a CPA and CGMA. Chelsea has been with Cardinal for 3.5 years as our accounts receivable accountant. She has her Bachelor's degree in Accounting from Ball

State and came to Cardinal shortly after graduating. Jacqueline has been with Cardinal for 3.5 years as well, as our accounts payable accountant. She has her Associate's degree in Accounting from Indiana Business College and has worked in various accounting positions throughout her career.

We are very fortunate to have developed an outstanding Accounting Team here at Cardinal!

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.